EXHIBIT 5.1

                     Pillsbury Winthrop LLP
                  101 West Broadway, Suite 1800
                  San Diego, California  92101


                           May 5, 2003


Detwiler, Mitchell & Co.
225 Franklin Street, 20th Floor
Boston, Massachusetts  02110

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We are acting as counsel for Detwiler, Mitchell & Co., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of 2,977,500 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), issuable pursuant to the Company's 2000 Omnibus Equity Incentive Plan (the "Plan").

     We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as
Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Very truly yours,

                                   /s/ Pillsbury Winthrop LLP